Mailstop 3233
                                                             September 12, 2018


   Via E-mail
   Mr. Albert M. Campbell, III
   Chief Financial Officer
   Mid-America Apartment Communities, Inc.
   Mid-America Apartments, L.P.
   6815 Poplar Ave., Suite 500
   Germantown, TN 38138


          Re:    Mid-America Apartment Communities, Inc.
                 Mid-America Apartments, L.P.
                 Form 10-K for the fiscal year ended December 31, 2017 Filed February 23, 2018


   Dear Mr. Campbell:

          We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                             Sincerely,

                                                             /s/ Wilson K. Lee

                                                             Wilson K. Lee
                                                             Senior Staff
Accountant
                                                             Office of Real
Estate and
                                                             Commodities